UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2014

GENOSYS, INC.

(Exact Name of Registrant as Specified in Charter)

Utah	000-49817	87-0671592
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5314 North 250 West, Suite 350
Provo, Utah 84604

(Address of Principal Executive Offices)

____________________

(801) 319-2324

(Registrant’s telephone number, including area code)

____________________

167 South Orem Boulevard

Orem, Utah 84058

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2014, Health Innovations, Inc. (“Health Innovations”), a wholly owned subsidiary of GeNOsys, Inc., entered into a Manufacturing License Agreement (the “Agreement”) with Canyon Ridge Resources, LLC, d/b/a TransAmerican Medical Imaging (“TransAmerican”), pursuant to which Health Innovations licensed to TransAmerican certain rights to manufacture Health Innovations’ Nitric Oxide Analyzer (the “NOA”) in agreed fields of use.  Under the terms of the Agreement, the parties will share equally the net profits from the sales proceeds of the NOA.  Subject to early termination rights set forth in the Agreement, the term of the Agreement and the license granted therein commenced on July 9, 2014 and shall continue in renewable five year increments ending on the date of the expiration of the last of the issued or granted patents to expire included in the patents licensed under the Agreement related to the NOA. The Agreement automatically renews at the end of each term unless either party notifies the other in writing at least 120 days prior to the expiration of such term.  The Agreement also contains customary warranties, indemnities and provisions regarding intellectual property ownership.

The foregoing is only a brief description of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is attached as hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 9.01 - Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits:

Exhibit 10.1

Manufacturing License Agreement, dated July 9, 2014, between Health Innovations, Inc. and Canyon Ridge Resources, LLC, d/b/a TransAmerican Medical Imaging.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 21, 2014

GENOSYS, INC.

By:

/s/ John W. R. Miller

Name:  John W. R. Miller

Its:  Chief Executive Officer